UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 23, 2010

Banks.com, Inc.

(Exact Name of Registrant as Specified in Charter)

Florida	001-33074	59-3234205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

222 Kearny Street, Suite 550

San Francisco, CA 94108

(Address of Principal Executive Offices, including Zip Code)

(415) 962-9700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into Material Definitive Agreement.

As previously reported, on November 5, 2009, Banks.com, Inc. (the “Company”) filed a lawsuit (case # CGC-09-494156) in the Superior Court of the State of California for the County of San Francisco against Robert Hoult, Dale Giessman, ProStream Media, and Moxiesearch (the “Suit”), and filed an arbitration claim in San Francisco, California under the Commercial Rules of the American Arbitration Association against Andrew Keery (the “Arbitration”) alleging: (1) breach of contract, (2) breach of fiduciary duty and duty of loyalty to the Company, (3) violation of California’s Uniform Trade Secrets Act, (4) trade dress infringement, and (5) violation of California’s unfair competition law. On December 29, 2009, Robert Hoult, Dale Giessman and ProStream Media filed a Notice of Removal to remove the above mentioned case from the Superior Court of the State of California for the County of San Francisco to the United States District Court, Northern District of California (case # 3:09-cv-06039-WHA).

Suit Settlement Agreement

On August 23, 2010, Banks.com, Inc. (the “Company”) and the Company’s five current directors entered into a settlement agreement with Robert Hoult and Moxiesearch.com, to be effective as of August 18, 2010 (the “Suit Settlement Agreement”), to resolve the Suit with respect to such parties. The Suit Settlement Agreement was also entered into to resolve a putative Verified Shareholder Derivative Complaint (the “Derivative Action”) filed by Robert Hoult in the Superior Court for the State of California for the County of San Francisco (case # CGC-10-497625) against the Company’s five current directors, as defendants, and against the Company, as a nominal defendant.

The Suit Settlement Agreement provides that Robert Hoult will file a request for dismissal of the Derivative Action with the San Francisco Superior Court. If the San Francisco Superior Court dismisses the Derivative Action with prejudice as to Hoult, the Company will then request dismissal of the Suit against Hoult and Moxiesearch.com. Mr. Hoult will transfer or cause to be transferred to the Company all shares of the Company’s common stock, or 622,673 shares, owned by him and members of his immediate family, to Deutsche Bank National Trust Company, as escrow agent (the “Escrow Agent”), to be held pursuant to the terms of an escrow agreement, described below, pending the dismissal of the Suit and the Derivative Action.

Escrow Agreement

In connection with the Suit Settlement Agreement, Robert Hoult, the Company and the Escrow Agent, entered into an escrow agreement (the “Escrow Agreement”) on August 23, 2010, to be effective as of August 18, 2010. The Escrow Agreement provides that one business day following the execution of the Suit Settlement Agreement, Mr. Hoult shall deposit with the Escrow Agent 622,673 shares of common stock of the Company (the “Escrow Property”), which the Escrow Agent shall release to the Company within two business days following the Escrow Agent’s receipt of file-stamped court orders dismissing the Derivative Action and the Suit. If either court order is not issued within 30 days of the date that Mr. Hoult places the Escrow Property in escrow with the Escrow Agent, Mr. Hoult may cancel the escrow and reclaim the Escrow Property.

Suit and Arbitration Settlement Agreement

On August 25, 2010, the Company entered into a settlement agreement, to be effective as of August 24, 2010, with Andrew Keery, Dale Giessman and ProStreamMedia.com (the “Suit and Arbitration Settlement Agreement”) to resolve the Suit and Arbitration with respect to such parties. The Suit and Arbitration Settlement Agreement provides that in exchange for the release of all claims of the Company against Messrs. Keery and Giessman and ProStreamMedia.com pursuant to the Suit and Arbitration, among other things, the Company will receive 50% of the gross profits of ProStreamMedia.com (the “ProStreamMedia Profits”) generated beginning on August 1, 2010, which shall be calculated as described in Suit and Arbitration Settlement Agreement.

Messrs. Keery and Giessman have represented to the Company that the ProStreamMedia Profits are currently derived from sponsored listing agreements between Remajo, LLC, a California limited liability company (“Remajo”) and other entities, pursuant to which Remajo receives revenues from the “Prostreammedia.com” domain name. Remajo then pays such revenues to the ProStreamMedia general partnership, whose general partners are Messrs. Keery and Giessman. Therefore, in order to accomplish payment of the ProStreamMedia Profits to the Company, Mr. Giessman shall transfer all of the issued and outstanding equity interests of Remajo to Mr. Keery. Individually, and as the sole general partners of the ProStreamMedia general partnership, Messrs. Giessman and Keery shall then transfer all assets of the ProStreamMedia business to Remajo, including all right, title and interest in the domain name “Prostreammedia.com.” Messrs. Giessman and Keery will then dissolve the ProStreamMedia general partnership. Remajo will enter into an agreement with the Company, whereby it shall grant to the Company the right to receive the ProStreamMedia Profits. As security for the obligations of Remajo to the Company, the Company will have a first-priority lien on all issued and outstanding equity interests of Remajo and all trade names, trademarks, service marks, slogans, logos, domain names, URL addresses, trademark and service mark and domain registrations and trademark and service mark and domain applications relating to the ProStreamMedia name. In connection with the foregoing, the name of Remajo will be changed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Banks.com, Inc.

Date: September 3, 2010	By:	/s/ Daniel M. O’Donnell
	Name:	Daniel M. O’Donnell
	Title:	President and Chief Executive Officer
(Principal Executive Officer)